UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[Amendment No. ______]

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under § 240.14a-12

GREEN ENVIROTECH HOLDINGS CORP.

(Name of Registrant as Specified in its Charter)

n/a

(Name of Person Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No Fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

For Immediate Release:

Green EnviroTech Holdings, Corp. Open Letter Update to Shareholders

JAMESTOWN, CA—(Marketwired – October 5th, 2018) - Green EnviroTech Holdings, Corp. (OTC QB: GETH) is pleased to update shareholders in the following open letter.

Dear shareholders,

I would like to begin by thanking each and every one of you for your continued patience with, and confidence in, Green EnviroTech Holdings, Corp.

I would also like to acknowledge that 2018 has been a tough year for the business with the knock on effects being felt by you, our shareholders. The anticipated funding from READS did not materialize and so the GETH Team refocused on engaging with other funding institutions. We have been working hard and have narrowed down on four potential funders and continue to progress discussions with all of them. One of these four institutions is now in the final stages of its due diligence process. If we can close a funding deal by the end of 2018, we expect to generate GETH’s first operational revenues in the second half of 2019 and be on the road to first profits in 2020.

In addition, we have continued our discussions with project partners for US based projects and are pursuing a number of potential projects overseas.

As you will be aware, we are in the process of increasing the authorized shares for the company. This is a critical part of our long term financing strategy as it enables additional working capital and project financing to be secured both now and in the future. If you have not already voted, we urge you to vote in favor of the increase to the authorized shares. You can vote your shares in person at the special meeting, which will be held on Wednesday, October 10, 2018, at 10:00 a.m., at The Silicon Valley Capital Club, 50 West San Fernando Street, San Jose, CA, or by internet at proxyvote.equitystock.com, or by faxing your proxy card to (646) 201-9006 Attn: Shareholder Services.

The key to our future success will be to secure the funding to build our first Processing Plant, after which we have a robust pipeline of additional projects that could be initiated quickly using our “Hub & Spoke” and “Copy Exact” business model. We are confident that the capital we need can be provided by one of the four funding institutions with whom we are currently engaged in discussions.

As I reflect on 2018 and look forward into 2019, I am reminded of a quote by Martin Luther King, who said, “We must accept finite disappointment, but we must never lose infinite hope”. The GETH Team remain fully committed to the success of our enterprise and are very encouraged by the discussions we are having with all of the funding institutions. We will continue to work diligently to build the business we all envisioned when we started this journey, and hope that you will be committed to stay with us on the road to success.

Once again, on behalf of the GETH team, I would like to thank all of you for your patience, for your confidence in us, and for your support.

Yours sincerely

Chris Bowers

President and CEO

Green EnviroTech Holdings, Corp.

About Green EnviroTech Holdings Corp.

Green EnviroTech Holding Corp. (OTC: GETH) is first and foremost a technology company. Our mission is to find, develop and implement practical, economical solutions to address environmental issues associated with the production of waste, energy, water and food; and to create jobs and stimulate economic growth in the local communities where we operate as we strive to achieve this mission.

For more information on GETH:

www.greenenvirotech.com

CONTACT INFORMATION

John Martin

866.414.5242

Forward Looking Statement

This press release contains forward-looking statements that relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.